November 17, 2000


Trinity Energy Resources, Inc.
16420 Park Ten Place
Suite 500
Houston, TX 77084

Attention:  Mr. Dennis Hedke
            Acting President and CEO

Dear Mr. Hedke:

           As requested, we have made an estimate of the reserves and future production and income attributable to certain leasehold interests of Diasu Oil and Gas (Diasu) as of October 1, 2000. The proved reserves included in this report conform to the guidelines of the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE). The probable reserves conform to the guidelines of the SPE and SPEE. This report has been prepared using constant prices and costs provided by Trinity Energy Resources, Inc. (Trinity) and are detailed in this letter. The subject properties are located in the states of Louisiana, Texas and Wyoming. The results of this study are summarized below:

                                                    Trinity Energy Resources, Inc.
                                               Estimated Net Reserves and Future Income
                                            Attributable to Certain Leasehold Interests of
                                                          Diasu Oil and Gas
                                                             Constant Case
                                                        As of October 1, 2000
                              --------------------------------------------------------------------------------
                                                                          Proved
                                          --------------------------------------------------------------------------------
                                                  Developed                                                   Total
                                          Producing          Behind Pipe           Undeveloped                Proved
                                          ---------          -----------           -----------            -------------
Remaining Reserves
    Oil/Condensate - MBbls.                    146                   134                   819                   1,098
    Gas - MMCF                                 812                 1,394                 5,337                   7,544

Income Data
    Future Gross Revenue               $ 5,786,166           $ 7,254,980          $ 34,847,840            $ 47,888,980
    Deductions                           2,481,405             2,976,343            10,872,486              16,330,234
                                      ------------          ------------         -------------           -------------
    Future Net Income                  $ 3,304,761           $ 4,278,638          $ 23,975,350            $ 31,558,750

Discounted FNI @ 10%                   $ 2,528,868           $ 2,028,579          $ 14,832,800            $ 19,390,240

From Landmark Graphics' "Aries" (totals shown above may not add to the summary cash flow


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Trinity Energy Resources, Inc.
November 17, 2000
Page 2


tables due to rounding).

                                              Probable                  Probable              Total
                                             Behind Pipe               Undeveloped          Probable
                                             -----------               -----------          --------

Remaining Reserves
    Oil/Condensate - MBbls.                           29                      298                327
   Gas - MMCF                                        753                      783              1,536

Income Data
    Future Gross Revenue                     $ 2,926,569              $ 9,195,184       $ 12,121,750
    Deductions                                   768,141                1,252,181          2,020,322
                                           -------------             ------------      -------------
   Future Net Income                         $ 2,158,428              $ 7,943,003       $ 10,101,430

Discounted FNI @ 10%                         $ 1,187,723              $ 4,760,599        $ 5,948,322

From Landmark Graphics' "Aries" (totals shown above may not add to the summary cash flow tables due to rounding).

    The discounted future net income shown above is based on a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at five other discount rates, which are compounded monthly. These data are shown on each estimated projection of future production and income presented in a later section of this report and are summarized as follows:

                    Discount Rate                 Total            Total
                       Percent                   Proved          Probable
                  ------------------         --------------      --------

                         15                    $ 16,037,790       $4,712,677
                         20                    $ 13,569,900       $3,795,372
                         25                    $ 11,683,320       $3,100,392
                         30                    $ 10,198,740       $2,564,649
                         35                    $   9,003,290      $2,145,324

           These data are presented for your information and should not be construed as our estimate of fair market value.

           Liquid Hydrocarbon Volumes are expressed in barrels which are equivalent to 42 United States gallons. Gas Volumes are expressed in millions of standard cubic feet (MMCF) at the contract temperature and pressure base of the respective state.

Trinity Energy Resources, Inc.
November 17, 2000
Page 3


Reserve Definitions

           The proved reserves included herein conform to the definitions as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10
(a) as clarified by various Commission Staff Accounting Bulletins and to the definitions endorsed by the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE). Definitions of these reserves are included immediately following this letter.

Estimate of Reserves

           Estimates of reserves were prepared by the use of geological and engineering methods generally accepted by the petroleum industry. The method or combination of methods utilized in the analysis of each reservoir was tempered by experience in the area, stages of development, quality and completeness of basic data, and production history.

           Where applicable, the volumetric method was employed for determining the original quantities of hydrocarbons in place. Where sufficient geological data was available, structural maps were prepared to delineate each reservoir and isopachous maps were constructed to determine reservoir volumes. Electrical logs, core analysis, and other available data were used to prepare these maps as well as to determine representative values for porosity and interstitial water saturation. Reserves based upon volumetric calculations or other methods such as analogy with offset wells are usually subject to greater revision than those based upon production and/or pressure performance data. Therefore, it may be necessary to revise these estimates up or down in the future as more reliable engineering data becomes available.

           Reserves of depletion-type reservoirs or those whose performance disclosed reliable decline in production-rate trends or other diagnostic characteristics were estimated by the application of appropriate decline curves or other performance relationships. In the analysis of production decline curves, reserves were estimated only to a calculated economic limit.

Estimate of Future Producing Rates

           Initial production rates were based on the current rates for those reservoirs now on production. If no production decline trend was established, a decline profile analogous to similar wells was used. If a decline trend was established, this trend was used as the basis for estimating future rates.

Trinity Energy Resources, Inc.
November 17, 2000
Page 4


Product Prices

           Liquid Prices

           Trinity provided the liquid hydrocarbon prices. For the purpose of this report, the prices were held constant over the life of the reserves with no future price escalation. The resulting overall average price for oil and condensate reserves is $23.00 per barrel. The oil and condensate reserves account for 52.7 percent of the future gross income from all proved reserves.

           Gas Prices

           Trinity provided the gas prices. For the purpose of this report, the prices were held constant over the life of the reserves with no future price escalation. The resulting overall average price for gas reserves is $3.00 per MCF. Gas reserves account for 47.3 percent of the future gross income from all proved reserves.

Income Data

           The future gross revenue is determined before deduction of production taxes. Future net income is determined after deduction of the normal costs of operating the wells, recompletion and development costs. The operating costs, recompletion and development costs were held constant for the life of the reserves with no future cost escalation due to inflation. The future net income is before the deduction for state and federal income taxes and has not been adjusted for outstanding loans which may exist. It does not include any adjustment for cash on hand or undistributed income.

           Table A presents a summary of the 8/8ths reserves, prices and interests for the subject properties by state, field and lease. Table B presents a summary of net reserves and income data for the subject properties by state, field and lease. Table C presents a summary of the proved net reserves and income data ranked by discounted future net income. Tables 1 through 7 are the grand summaries and Tables 8 through 55 are the field summaries and individual well cash flow tables. A production decline curve for the producing properties, which graphically illustrates past hydrocarbon production history and our estimated projection of future production, follows at the end.

General

           The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered and, if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertain ties of supply and demand, the actual sales volumes and the prices received from the reserves, along with the costs incurred in recovering such reserves, may vary from those assumptions included in this report. Also, estimates of reserves may increase or decrease as a result of future operations.

Trinity Energy Resources, Inc.
November 17, 2000
Page 5

           We are qualified to perform engineering evaluations and do not claim expertise in accounting or legal matters. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering data and therefore, our conclusions necessarily represent only our best informed professional judgments.

           The titles to the properties have not been examined by R. A. Lenser and Associates, Inc. nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Trinity and were accepted as accurate. For the purposes of this report, a field inspection of the properties was not performed nor was the mechanical operation or condition of the wells and their related facilities examined. We have not investigated possible environmental liability related to the properties and, therefore, our estimates do not include any costs which may be incurred due to such possible liability.

           We are independent petroleum engineers and geologists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office and are available for review.

                                               Very truly yours,
                                               R. A. LENSER AND ASSOCIATES, INC.




                                               Bill O. Wilbanks
                                               Registered Professional Engineer
                                               PE No. 48568


RAL/lmh